EXHIBIT 99.1
CABLECOM LUXEMBOURG S.C.A. ANNOUNCES RESULTS OF THE CHANGE OF CONTROL OFFERS FOR ITS OUTSTANDING NOTES; AND ANNOUNCES THE INTENTION TO REDEEM OUTSTANDING FLOATING RATE NOTES
Luxembourg, December 9, 2005 — Cablecom Luxembourg S.C.A. announced today the results of its change of control offers for the following securities, which expired at 5:00 p.m. (London time) on November 30, 2005:

Security Description	Common Code Nos./ ISIN	Aggregate Principal	Percentage of
	Nos.	Amount Tendered	Outstanding Securities
			Tendered

Floating Rate Senior Secured Notes due 2010 (CHF denominated)	21609862/XS0216098623 21610020/XS0216100205	CHF 131,000,000	33.59%

Floating Rate Senior Secured Notes due 2010 (EURO denominated)	21609943/XS0212099431 21610038/XS0216100387	EURO 42,100,000	21.05%

Floating Rate Senior Secured Notes due 2012 (EURO denominated)	21609994/XS0216099944 21610119/XS0216101195	EURO 39,300,000	10.48%

9-3/8% Senior Notes due 2014 (EURO denominated)	019012026/XS0190120260 019012077/XS0190120773	EURO 100,000	0.03%
Payment was made yesterday on the notes tendered in the change of control offers. The purchase price of the notes is EURO 1,010 for every EURO 1,000 (or CHF 1,010 for every CHF 1,000, as applicable) in principal aggregate amount of notes tendered, plus accrued and unpaid interest to the payment date. The aggregate amount paid by Cablecom Luxembourg to fund the change of control offers was CHF 132,983,013 and EURO 82,800,776.
In addition, Cablecom Luxembourg S.C.A. also announces today its intention to call for redemption all of its Floating Rate Senior Secured Notes due 2010 (CHF denominated), Floating Rate Senior Secured Notes due 2010 (EURO denominated) and Floating Rate Senior Secured Notes due 2012 (EURO denominated) that remain outstanding (other than notes held by Cablecom) following the change of control offers at a redemption price of 102% of principal amount plus accrued and unpaid interest through the date of redemption. Cablecom anticipates that its redemption offer will be formally announced on December 15, 2005.
Cablecom Luxembourg S.C.A. funded the payment for the floating rate notes tendered in the change of control offers, and intends to fund the payment for the floating rate notes to be redeemed, under a new secured term loan bank facility. The multi-tranche bank facility provides for borrowing in an aggregate amount of up to CHF 1.33 billion (equivalent) (which represents approximately the funds necessary to complete the change control offers and the redemption) and is comprised of a CHF-denominated tranche of up to CHF 618.5 million which matures in December 2010 and a CHF, EURO or USD-denominated tranche of up to CHF 711.5 million (equivalent) that matures in September 2012.
This release is neither an offer to purchase nor a solicitation of an offer to sell any securities in Switzerland, the United States or any other jurisdiction. Securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act of 1933 or in any other jurisdiction absent compliance with the securities laws of such jurisdiction.